Exhibit 99.1
MARKETAXESS REPORTS THIRD QUARTER 2008 REVENUE OF $22.7 MILLION AND DILUTED EPS OF $0.04
Third Quarter Financial Highlights*
•	Diluted earnings per share of $0.04 versus $0.07.

•	Revenues of $22.7 million, up 2.2%, including technology products and services revenues of $2.6 million.

•	Total expenses of $20.6 million, up 10.9%; expenses, excluding acquisitions, down 7.3%.

*	All comparisons versus third quarter 2007.
NEW YORK, October 29, 2008 – MarketAxess Holdings Inc. (Nasdaq: MKTX), the operator of a leading electronic trading platform for U.S. and European high-grade corporate bonds, emerging markets bonds and other types of fixed-income securities, today announced results for the third quarter ended September 30, 2008.
Total revenues for the third quarter of 2008 increased 2.2% to $22.7 million, compared to $22.2 million for the third quarter of 2007. Pre-tax income for the third quarter of 2008 was $2.1 million, compared to $3.6 million for the third quarter of 2007, a decrease of 42.4%. Net income for the third quarter of 2008 totaled $1.5 million, or $0.04 per share on a diluted basis, compared to $2.4 million, or $0.7 per share on a diluted basis, for the third quarter of 2007.
For the third quarter of 2008, pre-tax margin was 9.3%, compared to 16.4% for the third quarter of 2007.
“Credit market turbulence reached new heights in the third quarter, increasing our focus on innovative solutions to restore secondary market liquidity,” said Richard M. McVey, chairman and chief executive officer of MarketAxess. “Our first step was the addition of 21 new dealers to the platform during the past quarter to augment liquidity sources for institutional investors on the system. We are also developing technology and trading solutions to increase the breadth of potential counterparties available to all system participants. While short term results are likely to be uneven, our strong cash flow and balance sheet allow us to make essential investments to improve the functioning of the corporate bond and credit default swap markets.”
Third Quarter Results
Total revenue for the third quarter of 2008 increased 2.2% to $22.7 million, compared to $22.2 million for the third quarter of 2007. Commission revenue totaled $17.2 million on total trading volume of $49.0 billion, compared to $19.0 million in commission revenue on total trading volume of $75.7 billion for the third quarter of 2007.
U.S. high-grade corporate bond commissions decreased 10.1% to $10.8 million on trading volume of $27.5 billion for the third quarter of 2008, compared to $12.0 million in commissions on trading volume of $39.9 billion for the third quarter of 2007. U.S. high-grade fixed-rate and floating-rate bond trading volume totaled $24.4 billion and $1.8 billion, respectively, compared to $31.2 billion and $6.1 billion, respectively, in the third quarter of 2007. Total U.S. high-grade trading volume includes single-dealer inquiries of $1.4 billion and $2.6 billion for the third quarter of 2008 and the third quarter of 2007, respectively. Effective September 1, 2008, single-dealer inquiry trades are being reported within U.S. high-grade fixed-rate and floating-rate bond trading volume. U.S. high-grade trading volume as a percentage of FINRA’s high-grade TRACE trading volume decreased to an estimated 6.4%, compared to an estimated 7.8% for the third quarter of 2007.
European high-grade corporate bond commissions decreased 9.4% to $4.4 million on trading volume of $8.6 billion for the second quarter of 2008, compared to $4.9 million in commissions on trading volume of $14.7 billion for the third quarter of 2007.
Other commissions, which include emerging markets, high yield, credit default swaps and agencies, decreased 4.4% to $2.0 million on trading volume of $12.9 billion, compared to $2.1 million in commissions on $21.0 billion in trading volume for the third quarter of 2007.
Technology products and services, which reflect revenue for technology licenses, support and professional services, totaled $2.6 million, compared to $0.1 million for the third quarter of 2007, primarily due to the acquisition of Greenline Financial Technologies Inc.
Other revenue, which consists of information and user access fees, investment income and other revenue, decreased 11.2% to $2.8 million, compared to $3.2 million for the third quarter of 2007, due to a decline in investment income as a result of lower interest rates.
There were a total of 64 and 65 trading days in the U.S. and U.K., respectively, in the third quarter of 2008, compared to 63 and 64 trading days in the U.S. and U.K., respectively, in the third quarter of 2007.
Total expenses for the third quarter of 2008, which include expenses from acquisitions of $3.4 million, increased 10.9% to $20.6 million, compared to $18.6 million for the third quarter of 2007. Excluding expenses related to acquisitions, total expenses decreased 7.3% to $17.2 million in the third quarter of 2008. Expenses from acquisitions include a $0.7 million write-down of intangible assets recorded in connection with the Trade West Systems acquisition. Employee compensation and benefits expense increased 8.9% to $11.2 million, compared to $10.3 million for the third quarter of 2007, due to $0.8 million in employee severance costs, higher salary expense as a result of acquisitions and increased stock compensation, partially offset by reduced cash incentive compensation expense. General and administrative expenses increased 20.3% to $1.8 million, compared to $1.5 million for the third quarter of 2007, due to increased charges for doubtful accounts and higher sales costs.
Pre-tax income for the third quarter of 2008 was $2.1 million, compared to $3.6 million for the third quarter of 2007. Pre-tax margin was 9.3%, compared to 16.4% for the third quarter of 2007. Excluding the $1.5 million in charges relating to employee severance and the write-down of intangible assets, pre-tax income for the third quarter of 2008 would have been $3.6 million.
The effective tax rate for the third quarter of 2008 was 27.6%, compared to 33.8% for the third quarter of 2007. The decrease in the effective tax rate was principally attributable to a higher percentage of income earned by our U.K. operations.
Net income for the third quarter of 2008 was $1.5 million, or $0.04 per diluted share, compared to $2.4 million, or $0.07 per diluted share, for the third quarter of 2007. The $1.5 million in pre-tax charges relating to employee severance and the write-down of intangible assets reduced diluted earnings per share by $0.02.

Employee headcount as of September 30, 2008 was 185, compared to 181 as of September 30, 2007. Employee headcount as of September 30, 2008 includes 42 employees from acquisitions.
Balance Sheet Data
As of September 30, 2008, total assets were $240.1 million and included $133.0 million in cash, cash equivalents and securities, and a deferred tax asset of $37.1 million. Total shareholders’ equity, including the Series B preferred stock, as of September 30, 2008 was $220.7 million.
Webcast and Conference Call Information
Richard M. McVey, MarketAxess’ chairman and chief executive officer, T. Kelley Millet, president, and James N.B. Rucker, chief financial officer, will host a conference call to discuss the Company’s financial results and outlook this morning at 8:30 a.m. Eastern time. To access the conference call, please dial 800-901-5259 (U.S.) or 617-786-4514 (international). The passcode for all callers is 89149303. The Company will also host a live audio webcast of the conference call on the Investor Relations section of the Company’s website at www.marketaxess.com. An archive of the call will be available by dialing 888-286-8010 (U.S.) or 617-801-6888 (international) for one week after the announcement. The passcode for replay callers is 33378569. The web cast will also be archived at www.marketaxess.com for 90 days following the announcement.
About MarketAxess
MarketAxess operates one of the leading platforms for the electronic trading of corporate bonds and certain other types of fixed-income securities, serving as an electronic platform through which our approximately 650 active institutional investor clients can access the liquidity provided by our 49 broker-dealer clients. MarketAxess’ multi-dealer trading platform allows our institutional investor clients to simultaneously request competitive, executable bids or offers from multiple broker-dealers, and to execute trades with the broker-dealer of their choice. MarketAxess offers our clients the ability to trade U.S. high-grade corporate bonds, European high-grade corporate bonds, credit default swaps, agencies, high-yield and emerging markets bonds. MarketAxess also provides data and analytical tools that help our clients make trading decisions, we provide connectivity solutions that facilitate the trading process by electronically communicating order information between trading counterparties and we provide our clients with ancillary technology services. Our DealerAxess® trading service allows dealers to trade fixed-income securities with each other on our platform.
Cautionary Note Regarding Forward-Looking Statements
This press release may contain forward-looking statements, including statements about the outlook and prospects for Company and industry growth, as well as statements about the Company’s future financial and operating performance. These and other statements that relate to future results and events are based on MarketAxess’ current expectations. Actual results in future periods may differ materially from the those currently expected or desired because of a number of risks and uncertainties, including: our dependence on our broker-dealer clients; the level and intensity of competition in the fixed-income electronic trading industry and the pricing pressures that may result; the variability of our growth rate; our limited operating history; the level of trading volume transacted on the MarketAxess platform; the absolute level and direction of interest rates and the corresponding volatility in the corporate fixed-income market; our ability to develop new products and offerings and the market’s acceptance of those products; our ability to enter into strategic alliances and to acquire other businesses and successfully integrate them with our business; our future capital needs and our ability to obtain capital when needed; our exposure to risks resulting from non-performance by counterparties to transactions executed between our broker-dealer clients in which we act as an intermediary in matching back-to-back trades; and other factors. The Company’s actual results and financial condition may differ, perhaps materially, from the anticipated results and financial condition in any such forward-looking statements. The Company undertakes no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise. More information about these and other factors affecting MarketAxess’ business and prospects is contained in MarketAxess’ periodic filings with the Securities and Exchange Commission and can be accessed at www.marketaxess.com.
# # #
Media and Investor Relations Contacts:
James Rucker
MarketAxess Holdings Inc.
+1-212-813-6383
William McBride
Gavin Anderson & Co.
+1-212-515-1970

MarketAxess Holdings Inc.
Consolidated Statements of Operations

	Three Months Ended		Nine Months Ended
	September 30		September 30
	2008	2007	2008	2007
	($ in thousands, except per share data)
	(unaudited)
Revenues
Commissions
U.S. high-grade	$10,777	$11,982	$35,733	$40,196
European high-grade	4,427	4,889	14,136	14,099
Other	2,015	2,107	6,783	6,832

Total commissions	17,219	18,978	56,652	61,127
Information and user access fees	1,562	1,535	4,485	4,357
Investment income	963	1,332	2,715	3,812
Technology products and services	2,646	50	6,089	650
Other	291	303	1,316	1,321

Total revenues	22,681	22,198	71,257	71,267

Expenses
Employee compensation and benefits	11,173	10,258	33,767	32,771
Depreciation and amortization	2,494	1,686	6,090	5,476
Technology and communications	2,007	1,897	6,160	5,595
Professional and consulting fees	1,822	1,883	6,496	5,505
Occupancy	660	869	2,166	2,423
Marketing and advertising	646	481	1,912	1,364
General and administrative	1,781	1,481	4,844	3,982

Total expenses	20,583	18,555	61,435	57,116

Income before taxes	2,098	3,643	9,822	14,151
Provision for income taxes	579	1,233	3,859	5,739

Net income	$1,519	$2,410	$5,963	$8,412

Per Share Data:
Earnings per share:
Basic	$0.04	$0.07	$0.17	$0.26
Diluted	$0.04	$0.07	$0.17	$0.24

Weighted-average common shares:
Basic	32,952	32,829	32,766	32,190
Diluted	37,438	34,575	35,188	34,593

MarketAxess Holdings Inc.
Consolidated Condensed Balance Sheet Data

	September 30, 2008	December 31, 2007
	($ in thousands)
	(unaudited)	(audited)
Assets
Cash and cash equivalents	$114,962	$72,711
Securities available-for-sale	18,036	51,579
Deferred tax assets, net	37,103	37,207
All other assets	69,973	36,869

Total assets	$240,074	$198,366

Liabilities and Stockholders’ Equity

Total liabilities	$19,336	$23,969
Series B Preferred Stock	30,315	—
Total stockholders’ equity	190,423	174,397

Total liabilities and stockholders’ equity	$240,074	$198,366

MarketAxess Holdings Inc.
Volume Statistics

	Total Trading Volume
	Three Months Ended		Nine Months Ended
	September 30		September 30
	2008	2007	2008	2007
		($ in millions)
		(unaudited)
U.S. high-grade - multi dealer [1,2]
fixed-rate	$24,419	$31,206	$95,418	$114,558
floating-rate	1,766	6,137	7,312	41,173
U.S. high-grade - single dealer [3]	1,363	2,587	6,269	12,571
European high-grade	8,576	14,740	28,447	66,858
Other[2]	12,892	21,004	45,846	56,386

Total	$49,016	$75,674	$183,292	$291,546

	Average Daily Volume
	Three Months Ended		Nine Months Ended
	September 30		September 30
	2008	2007	2008	2007
	($ in millions)
	(unaudited)
U.S. high-grade	$430	$634	$577	$895
European high-grade	132	230	150	354
Other[2]	201	333	243	300

Total	$763	$1,197	$969	$1,549

Number of U.S. Trading Days [4]	64	63	189	188
Number of U.K. Trading Days [5]	65	64	190	189

[1]	Effective March 2008, the Company began reporting separately U.S. high-grade fixed-rate and floating-rate trading volumes.

[2]	Volumes from the Company’s DealerAxess® interdealer trading service are included in the Company’s reported U.S. high-grade or “Other” trading volumes, as appropriate. Consistent with FINRA TRACE reporting standards, both sides of each DealerAxess® trade are included in the Company’s reported trading volumes.

[3]	Effective September 2008, the Company no longer separately reports U.S. High-Grade single-dealer inquiries.

[4]	The number of U.S. trading days is based on the SIFMA holiday recommendation calendar.

[5]	The number of U.K. trading days is based on the U.K. Bank holiday schedule.